Exhibit 10.7

EMPLOYMENT AGREEMENT AMENDMENT NO. 1

EMPLOYMENT AGREEMENT AMENDMENT made as of May 12, 2006 by and between **vFinance, Inc.**, a Delaware corporation (the "Company"), and Leonard J. Sokolow ("Employee").

WITNESSETH:

WHEREAS, Employee and the Company desire to amend the Amended and Restated Employment Agreement dated November 16, 2004 (the "Employment Agreement").

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1. Paragraph 5 (a) to the Employment Agreement shall be amended as follows:

5 (a) **Base Salary**. Effective as of January 1, 2006, the Company shall pay to Employee an initial base salary of $343,511 per annum and shall increase 5% percent (5%) per annum beginning January 1, 2007 and each year thereafter ("Base Salary"). The Base Salary and Employee's other compensation will be reviewed by the Board at least annually and may be increased (but not decreased) from time to time as the Board may determine.

2. All other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

EMPLOYER:

VFINANCE, INC.

By: ______________________
Authorized Representative

EMPLOYEE:

____
Leonard J. Sokolow